Exhibit 99.1

Constant Contact, Inc.

Consolidated Financial Statements

December 31, 2015, 2014 and 2013

Constant Contact, Inc.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Constant Contact, Inc.

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Constant Contact, Inc. and its subsidiaries (the “Company”) at December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

February 9, 2016

Constant Contact, Inc.

Consolidated Balance Sheets

	December 31,
	2015	2014
	(In thousands, except share and per share data)
ASSETS
Current assets
Cash and cash equivalents	$145,479	$104,301
Marketable securities	56,279	58,321
Accounts receivable, net of allowance for doubtful accounts	529	265
Prepaid expenses and other current assets	9,007	10,723

Total current assets	211,294	173,610
Property and equipment, net	46,567	43,739
Restricted cash	1,300	1,300
Goodwill	95,505	95,505
Acquired intangible assets, net	577	2,160
Deferred taxes	9,210	4,658
Other assets	2,175	1,893

Total assets	$366,628	$322,865

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$8,057	$4,703
Accrued expenses	14,153	12,230
Deferred revenue	39,987	37,838

Total current liabilities	62,197	54,771
Other long-term liabilities	3,881	3,783

Total liabilities	66,078	58,554

Commitments and contingencies (Note 9)
Stockholders’ equity
Preferred stock; $0.01 par value; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock; $0.01 par value; 100,000,000 shares authorized; 32,331,345 and 31,908,622 shares issued and outstanding at December 31, 2015 and 2014, respectively	323	319
Additional paid-in capital	266,714	249,599
Accumulated other comprehensive loss	(80)	(10)
Retained earnings	33,593	14,403

Total stockholders’ equity	300,550	264,311

Total liabilities and stockholders’ equity	$366,628	$322,865

The accompanying notes are an integral part of these consolidated financial statements.

Constant Contact, Inc.

Consolidated Statements of Operations

	Years Ended December 31,
	2015	2014	2013
	(In thousands, except per share data)
Revenue	$367,413	$331,678	$285,383
Cost of revenue	98,507	91,063	81,616

Gross profit	268,906	240,615	203,767

Operating expenses:
Research and development	57,064	53,086	45,567
Sales and marketing	136,153	125,809	111,374
General and administrative	46,190	41,919	38,531
Merger related expenses	2,561	—	—

Total operating expenses	241,968	220,814	195,472

Income from operations	26,938	19,801	8,295
Interest income	317	144	94
Other income (expense), net	(67)	172	81

Income before income taxes	27,188	20,117	8,470
Income tax expense	(7,998)	(5,802)	(1,256)

Net income	$19,190	$14,315	$7,214

Net income per share:
Basic	$0.60	$0.45	$0.23
Diluted	$0.58	$0.44	$0.23
Weighted average shares outstanding used in computing per share amounts:
Basic	32,073	31,619	30,730
Diluted	33,212	32,836	31,356

The accompanying notes are an integral part of these consolidated financial statements.

Constant Contact, Inc.

Consolidated Statements of Comprehensive Income

	Years Ended December 31,
	2015	2014	2013
	(In thousands)
Net income	$19,190	$14,315	$7,214

Other comprehensive income (loss):
Net unrealized losses on marketable securities, net of tax	(59)	(13)	(1)
Reclassification adjustment for realized gains on available-for-sale securities included in net income	—	(1)	—
Translation adjustment	(11)	(11)	4

Total other comprehensive income (loss)	(70)	(25)	3

Comprehensive income	$19,120	$14,290	$7,217

The accompanying notes are an integral part of these consolidated financial statements.

Constant Contact, Inc.

Consolidated Statements of Changes in Stockholders’ Equity

(In thousands, except share data)

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity
	Shares	Amount
Balance at December 31, 2012	30,651,375	$307	$209,675	$11	$(7,126)	$202,867
Issuance of common stock in connection with stock option exercises	671,596	6	10,440			10,446
Issuance of common stock pursuant to vesting of restricted stock units	87,058	1	(1,592)			(1,591)
Issuance of common stock in connection with employee stock purchase plan	79,456	1	1,088			1,089
Repurchase and retirement of common stock	(285,900)	(3)	(5,363)			(5,366)
Stock-based compensation expense			15,213			15,213
Income tax from the exercise of stock options			(4)			(4)
Unrealized loss on available-for-sale securities				(1)		(1)
Translation adjustment				4		4
Net income					7,214	7,214

Balance at December 31, 2013	31,203,585	$312	$229,457	$14	$88	$229,871
Issuance of common stock in connection with stock option and warrant exercises	1,039,713	12	20,150			20,162
Issuance of common stock pursuant to vesting of restricted stock units	149,881	1	(3,024)			(3,023)
Issuance of common stock in connection with employee stock purchase plan	69,109	—	1,863			1,863
Repurchase and retirement of common stock	(553,666)	(6)	(16,355)			(16,361)
Stock-based compensation expense			16,850			16,850
Income tax from the exercise of stock options			658			658
Unrealized loss on available-for-sale securities				(13)		(13)
Translation adjustment				(11)		(11)
Net income					14,315	14,315

Balance at December 31, 2014	31,908,622	$319	$249,599	$(10)	$14,403	$264,311
Issuance of common stock in connection with stock option exercises	953,302	9	18,782			18,791
Issuance of common stock pursuant to vesting of restricted stock units	210,608	2	(3,580)			(3,578)
Issuance of common stock in connection with employee stock purchase plan	91,291	1	2,225			2,226
Repurchase and retirement of common stock	(832,478)	(8)	(24,879)			(24,887)
Stock-based compensation expense			18,306			18,306
Income tax from the exercise of stock options			6,261			6,261
Unrealized loss on available-for-sale securities				(59)		(59)
Translation adjustment				(11)		(11)
Net income					19,190	19,190

Balance at December 31, 2015	32,331,345	$323	$266,714	$(80)	$33,593	$300,550

The accompanying notes are an integral part of these consolidated financial statements.

Constant Contact, Inc.

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2015	2014	2013
	(In thousands)
Cash flows from operating activities
Net income	$19,190	$14,315	$7,214
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,896	24,164	22,191
Amortization of premium on investments	456	262	210
Stock-based compensation expense	18,040	16,650	14,731
Provision for bad debts	9	—	14
Gain on sales of marketable securities	—	(1)	—
Deferred taxes	(2,891)	4,094	885
Income tax benefit from the exercise of stock options	(6,494)	(984)	(123)
Taxes paid related to net share settlement of restricted stock units	(3,578)	(3,024)	(1,592)
Loss on sublease	—	259	—
Changes in operating assets and liabilities:
Accounts receivable	(273)	(85)	(102)
Prepaid expenses and other current assets	6,350	(59)	(2,454)
Other assets	(282)	452	762
Accounts payable	4,189	(3,138)	(1,384)
Accrued expenses	2,769	404	100
Deferred revenue	2,149	2,582	2,556
Other long-term liabilities	98	1,523	50

Net cash provided by operating activities	64,628	57,414	43,058

Cash flows from investing activities
Purchases of marketable securities	(52,367)	(36,582)	(30,739)
Proceeds from maturities of marketable securities	53,857	18,065	11,534
Proceeds from sales of marketable securities	—	633	4,000
Net increase in restricted cash	—	—	(550)
Acquisition of property and equipment, including costs capitalized for development of internal-use software	(27,554)	(24,347)	(18,891)

Net cash used in investing activities	(26,064)	(42,231)	(34,646)

Cash flows from financing activities
Proceeds from issuance of common stock pursuant to exercise of stock options and warrants and vesting of restricted stock units	18,791	20,162	10,447
Income tax benefit from the exercise of stock options	6,494	984	119
Proceeds from issuance of common stock pursuant to employee stock purchase plan	2,226	1,864	1,089
Repurchase of common stock	(24,887)	(16,361)	(5,366)

Net cash provided by financing activities	2,624	6,649	6,289

Effects of exchange rates on cash	(10)	(9)	2

Net increase in cash and cash equivalents	41,178	21,823	14,703
Cash and cash equivalents, beginning of year	104,301	82,478	67,775

Cash and cash equivalents, end of year	$145,479	$104,301	$82,478

Supplemental disclosure of cash flow information
Cash paid for income taxes	$5,947	$1,031	$523
Supplemental disclosure of noncash investing and financing activities:
Capitalization of stock-based compensation	$266	$200	$482
Acquisition of property and equipment included in accounts payable and accrued expenses	$244	$1,923	$—

The accompanying notes are an integral part of these consolidated financial statements.

Constant Contact, Inc.

Notes to Consolidated Financial Statements

(amounts in thousands, except share and per share amounts)

1.	Nature of the Business

Constant Contact, Inc. (the “Company”) was incorporated as a Massachusetts corporation in 1995 and was reincorporated in the State of Delaware in 2000. The Company is a leading provider of online marketing tools that are designed for small organizations, including small businesses, associations and non-profits. The Company seeks to help customers succeed by creating and growing their customer and member relationships through easy-to-use products combined with education, support, KnowHow® and coaching. In April 2014, the Company formally launched Constant Contact Toolkit™, an integrated online marketing platform that simplifies small business marketing by bringing together the tools needed to drive repeat customers and reach new ones. The Company also offers a suite of online marketing tools, including Email Marketing, EventSpot®, Social Campaigns™, SaveLocal™, SinglePlatform and Survey, that enables customers to launch and monitor marketing campaigns across multiple channels, including email, social media, events, local deals, online listings and surveys. These products are marketed and sold directly by the Company and through a wide variety of partners primarily in the United States of America.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include those of the Company and its subsidiaries, after elimination of all intercompany accounts and transactions. The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. On an ongoing basis, management evaluates these estimates, judgments and assumptions, including those related to revenue recognition, stock-based compensation, goodwill and acquired intangible assets, capitalization of software and website development costs and income taxes. The Company bases these estimates on historical and anticipated results and trends and on various other assumptions that the Company believes are reasonable under the circumstances, including assumptions as to future events. These estimates form the basis for making judgments about the carrying values of assets and liabilities and recorded revenue and expenses that are not readily apparent from other sources. Actual results could differ from these estimates.

Fair Value of Financial Instruments

Certain assets and liabilities are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. A fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last is considered unobservable, are used to measure fair value:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.

•	Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

During the years ended December 31, 2015, 2014 and 2013, there were no transfers between Level 1, Level 2 and Level 3.

The following tables present the Company’s fair value hierarchy for its assets, which are measured at fair value on a recurring basis as of December 31, 2015 and 2014:

	Fair Value Measurements at December 31, 2015 Using
	Level 1	Level 2	Level 3	Total
Financial Assets:
Money Market Instruments	$7,959	$—	$—	$7,959
United States Treasury Notes	24,072	—	—	24,072
Corporate and Agency Bonds	—	31,608	—	31,608
Commercial Paper	—	599	—	599

Total	$32,031	$32,207	$—	$64,238

	Fair Value Measurements at December 31, 2014 Using
	Level 1	Level 2	Level 3	Total
Financial Assets:
Money Market Instruments	$5,885	$—	$—	$5,885
United States Treasury Notes	20,006	—	—	20,006
Corporate and Agency Bonds	—	37,316	—	37,316
Commercial Paper	—	999	—	999

Total	$25,891	$38,315	$—	$64,206

Fair Value Option for Financial Assets and Financial Liabilities

Authoritative guidance allows companies to choose to measure many financial instruments and certain other items at fair value. The Company has elected not to apply the fair value option to any of its financial assets or liabilities.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less at the time of acquisition to be cash equivalents. The Company also considers receivables related to customer credit card purchases of $1,547 and $1,502 at December 31, 2015 and 2014, respectively, to be equivalent to cash. Cash equivalents are stated at fair value.

Marketable Securities

The Company’s marketable securities are classified as available-for-sale and are carried at fair value with the unrealized gains and losses reported as a component of accumulated other comprehensive income in stockholders’ equity. Realized gains and losses and declines in value judged to be other than temporary are included as a component of other income (expense), net based on the specific identification method. Fair value is determined based on quoted market prices.

At December 31, 2015, marketable securities by security type consisted of:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
United States Treasury Notes	$24,138	$—	$(66)	$24,072
Corporate and Agency Bonds	31,646	—	(38)	31,608
Commercial Paper	599	—	—	599

Total	$56,383	$—	$(104)	$56,279

At December 31, 2015, marketable securities consisted of investments that mature within one year with the exception of government treasuries and corporate and agency bonds with a fair value of $16,735, which have maturities within two years.

At December 31, 2014, marketable securities by security type consisted of:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
United States Treasury Notes	$20,000	$6	$—	$20,006
Corporate and Agency Bonds	37,330	2	(16)	37,316
Commercial Paper	999	—	—	999

Total	$58,329	$8	$(16)	$58,321

Accounts Receivable

Management reviews accounts receivable on a periodic basis to determine if any receivables will potentially be uncollectible. The Company reserves for receivables that are determined to be uncollectible, if any, in its allowance for doubtful accounts. After the Company has exhausted all collection efforts, the outstanding receivable is written off against the allowance.

Concentration of Credit Risk and Significant Products and Customers

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash, cash equivalents and marketable securities. At December 31, 2015 and 2014, the Company had substantially all cash balances at certain financial institutions without or in excess of federally insured limits, however, the Company maintains its cash balances and custody of its marketable securities with accredited financial institutions. The Company does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

For the years ended December 31, 2015, 2014 and 2013, revenue from the Company’s email marketing product alone as a percentage of total revenue was approximately 74%, 80% and 84%, respectively. No customer accounted for more than 10% of total revenue during these years.

Goodwill and Acquired Intangible Assets

The Company records goodwill when consideration paid in a business acquisition exceeds the fair value of the net tangible assets and the identified intangible assets acquired. Goodwill is not amortized, but rather is tested for impairment annually or more frequently if facts and circumstances warrant a review. The Company performs its annual assessment for impairment of goodwill on November 30th of each year and has determined that there is a single reporting unit for the purpose of conducting this annual goodwill impairment assessment. For purposes of assessing potential impairment, the Company annually estimates the fair value of the reporting unit (based on the Company’s market capitalization) and compares this amount to the carrying value of the reporting unit (as reflected by the Company’s total stockholders’ equity). If the Company determines that the carrying value of the reporting unit exceeds its fair value, an impairment charge would be required.

Intangible assets are recorded at their estimated fair values at the date of acquisition. The Company amortizes acquired intangible assets over their estimated useful lives based on the pattern of consumption of the economic benefits or, if that pattern cannot be readily determined, on a straight-line basis.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful life of the assets or, where applicable and if shorter, over the lease term. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is credited or charged to the statement of operations. Repairs and maintenance costs are expensed as incurred.

Estimated useful lives of assets are as follows:

Computer equipment	3 years
Software	3 years
Furniture and fixtures	5 years
Leasehold improvements	Shorter of life of lease or estimated useful life

Long-Lived Assets

The Company reviews the carrying values of its long-lived assets for possible impairment when events or changes in circumstance indicate that the related carrying amount may not be recoverable. Undiscounted cash flows are compared to the carrying value and when required, impairment losses on assets to be held and used are recognized based on the excess of the asset’s carrying amount over the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

Revenue Recognition

The Company provides access to its products primarily through subscription arrangements whereby the customer is charged a fee for access for a defined term. Subscription arrangements include access to use the Company’s software via the Internet and support services, such as telephone, email and chat support. When there is evidence of an arrangement, the fee is fixed or determinable and collectability is deemed reasonably assured, the Company recognizes revenue on a daily basis over the subscription period as the services are delivered. Delivery is considered to have commenced at the time the customer has paid for the products and has access to the account via a log-in and password. The Company also offers ancillary services to its customers related to its subscription-based products such as custom services and training. When sold together, revenue from custom services, training and subscription products are accounted for separately based on vendor-specific objective evidence of fair value of each of the services as those services have value on a standalone basis and do not involve a significant degree of risk or unique acceptance criteria. Revenue from custom services and training is recognized as the services are performed. Revenue from transaction-based products and services is recognized based on the transactional fee charged when there is evidence of an arrangement, the fee is fixed or determinable, collectability is deemed reasonably assured and the transaction has occurred.

Deferred Revenue

Deferred revenue consists of payments received in advance of delivery of the Company’s on-demand products described above and is recognized as the revenue recognition criteria are met. The Company’s customers generally pay for services in advance on a monthly, semiannual or annual basis.

Software and Website Development Costs

Research and development costs are expensed as incurred and primarily include salaries, fees to consultants, and other related costs. Relative to development costs of its on-demand products and website, the Company capitalizes certain direct costs to develop functionality as well as certain upgrades and enhancements that are probable to result in additional functionality. The costs incurred in the preliminary stages of development are expensed as incurred. Once an application has reached the development stage, internal and external costs, if direct and incremental, are capitalized as part of property and equipment until the software is substantially complete and ready for its intended use. Capitalized software is amortized over a three-year period in the expense category to which the software relates.

Foreign Currency Translation

The functional currency of the Company’s operations in the United Kingdom is deemed to be the British pound. Accordingly, the assets and liabilities of the Company’s United Kingdom subsidiary are translated into United States dollars using the period-end exchange rate, and income and expense items are translated using the average exchange rate during the period. Cumulative translation adjustments are reflected as a separate component of stockholders’ equity. Foreign currency transaction gains and losses are charged to other income (expense), net and were not material to the Company’s operations in 2015, 2014 or 2013.

Comprehensive Income

Comprehensive income includes net income, as well as other changes in stockholders’ equity that result from transactions and economic events other than those with stockholders. The Company’s only elements of other comprehensive income (loss) are unrealized gains and losses on available-for-sale securities and translation adjustments.

Segment Data

The Company manages its operations as a single segment for purposes of assessing performance and making operating decisions. Revenue is generated predominately in the United States and all significant assets are held in the United States.

Net Income Per Share

Basic net income per share is computed by dividing net income by the weighted average number of unrestricted common shares outstanding during the period.

Diluted net income per share is computed by dividing net income by the sum of the weighted average number of unrestricted common shares outstanding during the period and the weighted average number of potential common shares from the assumed exercise of stock options and the vesting of shares of restricted common stock and restricted stock units using the “treasury stock” method when the effect is not anti-dilutive.

The following is a summary of the shares used in computing diluted net income per share:

	Years ended December 31,
	2015	2014	2013
	(in thousands)
Weighted average shares used in calculating basic net income per share	32,073	31,619	30,730
Stock options	997	1,100	524
Warrants	—	—	1
Unvested restricted stock and restricted stock units	142	117	101

Shares used in computing diluted net income per share	33,212	32,836	31,356

The Company excluded the following common stock equivalents from the computation of diluted net income per share because they had an anti-dilutive impact because the proceeds under the treasury stock method were in excess of the average fair market value for the period:

	Years ended December 31,
	2015	2014	2013
	(in thousands)
Options to purchase common stock	725	1,278	3,586
Unvested restricted stock and restricted stock units	307	200	176

Total	1,032	1,478	3,762

Advertising Expense

The Company expenses advertising as incurred. Advertising expense was $43,633, $42,234 and $39,796 during the years ended December 31, 2015, 2014 and 2013, respectively.

Accounting for Stock-Based Compensation

The Company values all stock-based compensation, including grants of stock options, restricted stock and restricted stock units, at fair value on the date of grant, and expenses the fair value over the applicable service period. The straight-line method is applied to all grants with service conditions, while the graded vesting method is applied to all grants with both service and performance conditions.

Income Taxes

Income taxes are provided for tax effects of transactions reported in the financial statements and consist of income taxes currently due plus deferred income taxes related to timing differences between the basis of certain assets and liabilities for financial statement and income tax reporting purposes. Deferred taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. A valuation allowance is provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

As of December 31, 2015, the Company has early adopted new guidance, Balance Sheet Classification of Deferred Taxes, issued by the Financial Accounting Standards Board (the “FASB”) in November 2015, which simplifies the presentation of deferred income taxes by eliminating the need for entities to separate deferred income tax liabilities and assets into current and noncurrent amounts in a classified statement of financial position. The Company adopted this guidance prospectively and as a result, prior balance sheets were not retrospectively adjusted.

The Company accounts for uncertainty in income taxes recognized in the financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination. If the tax position is deemed “more-likely-than-not” to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement.

Recently Issued Accounting Pronouncements

In May 2014, the FASB issued new guidance, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. This guidance will replace most existing revenue recognition guidance in GAAP when it becomes effective. The guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. On July 9, 2015, the FASB voted to defer the effective date of the new guidance to December 15, 2017 for interim and annual reporting periods beginning after that date and to permit early adoption of the standard, but not before the original effective date of December 15, 2016. The guidance permits the use of either the retrospective or cumulative effect transition method. The Company is evaluating the effect that this guidance will have on its consolidated financial statements.

In August 2014, the FASB issued new guidance, Presentation of Financial Statements — Going Concern. The new guidance addresses management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. Management’s evaluation should be based on relevant conditions and events that are known and reasonably knowable at the date that the financial statements are issued. The guidance will be effective for the first interim period within annual reporting periods beginning after December 15, 2016. Early adoption is permitted. This guidance relates to footnote disclosure only and its adoption will not impact the Company’s financial position, results of operations or liquidity.

In April 2015, the FASB issued new guidance, Intangibles—Goodwill and Other—Internal-Use Software: Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement. The guidance clarifies the circumstances under which a cloud computing customer would account for the arrangement as a license of internal-use software. The guidance will be effective for the first interim period within annual reporting periods beginning after December 15, 2016. Early adoption is permitted. The Company does not believe the guidance will have a material impact on its consolidated financial statements.

In January 2016, the FASB issued new guidance, Financial Instruments – Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. The guidance requires equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income, requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes, requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset, and eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost. The guidance will be effective for the first interim period within annual reporting periods beginning after December 15, 2017. Early adoption is permitted. The Company is evaluating the effect that this guidance will have on its consolidated financial statements.

3.	Property and Equipment

Property and equipment consisted of the following:

	December 31,
	2015	2014
Computer equipment	$57,090	$51,439
Software	55,916	50,590
Furniture and fixtures	8,111	8,634
Leasehold improvements	18,170	16,340

Total property and equipment	139,287	127,003
Less: Accumulated depreciation and amortization	92,720	83,264

Property and equipment, net	$46,567	$43,739

Depreciation and amortization expense was $23,313, $21,969 and $19,788 for the years ended December 31, 2015, 2014 and 2013, respectively. In 2015 and 2014, the Company disposed of assets with a gross book value of $13,857 and $15,159, respectively, which were fully depreciated at the time of disposal.

The Company capitalized costs associated with the development of internal-use software of $10,520, $7,892 and $7,411 included in the Software line item above and recorded related amortization expense of $8,015, $6,689 and $4,575 (included in depreciation and amortization expense) during the years ended December 31, 2015, 2014 and 2013, respectively. The remaining net book value of capitalized software costs was $17,804 and $15,299 as of December 31, 2015 and 2014, respectively.

4.	Goodwill and Acquired Intangible Assets

The carrying amount of goodwill was $95,505 as of December 31, 2015 and 2014.

Goodwill is not amortized, but instead is reviewed for impairment at least annually in the fourth quarter or more frequently when events and circumstances occur indicating that the recorded goodwill may be impaired. The Company considers its business to be one reporting unit for purposes of performing its goodwill impairment analysis. The Company completed its most recent annual impairment test of goodwill on November 30, 2015. To date, the Company has had no impairments of goodwill.

Intangible assets consist of the following:

	Estimated Useful Life	December 31, 2015			December 31, 2014
		Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Developed technology	3 years	$4,357	$4,207	$150	$4,357	$3,465	$892
Customer relationships	3.75 years	3,315	3,251	64	3,315	2,666	649
Publisher relationships	5 years	710	509	201	710	367	343
Trade name	5 years	570	408	162	570	294	276

		$8,952	$8,375	$577	$8,952	$6,792	$2,160

The Company amortizes the intangible assets over the estimated useful lives noted above. For the developed technology and publisher relationship assets, as the pattern of consumption of the economic benefits of the intangible assets cannot be reliably determined, the Company amortizes these acquired intangible assets over their estimated useful lives on a straight-line basis. The Company also amortizes the trade name asset over its estimated useful life on a straight-line basis as the straight-line basis is not materially different than the pattern of consumption of economic benefit basis. Customer relationships are amortized over their useful life based on the pattern of consumption of economic benefit of the asset. Amortization commences once the asset has been placed in service.

Amortization expense for intangible assets was $1,583, $2,195 and $2,403 for the years ended December 31, 2015, 2014 and 2013, respectively. Amortization of developed technology and publisher relationships is recorded within cost of revenue and the amortization of customer relationships and trade name is recorded within sales and marketing expense. Future estimated amortization expense as of December 31, 2015 is as follows:

2016	$470
2017	107

Total	$577

5.	Stockholders’ Equity and Stock-Based Awards

Preferred Stock

The Company has authorized 5,000,000 shares of preferred stock, par value $0.01 per share, all of which is undesignated.

Common Stock

The Company has authorized 100,000,000 shares of common stock, par value $0.01 per share. Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the board of directors, subject to the prior rights of holders of all classes of preferred stock outstanding.

Stock Repurchase Program

In the second quarter of 2014, the Board of Directors authorized the repurchase of up to $30,000 of its common stock through July 31, 2015. Under the authorization, the Company could repurchase shares in the open market, which included the use of 10b5-1 trading plans, or through privately negotiated transactions. The Company funded repurchases from its cash and cash equivalents. During the six months ended June 30, 2015, the Company repurchased 384,791 shares at an average price of $35.45 per share. These shares were retired and accounted for as a reduction to stockholders’ equity in the Company’s consolidated balance sheet. As of June 30, 2015, this stock repurchase program had ended and no additional shares were repurchased.

In the second quarter of 2015, the Board of Directors authorized the additional repurchase of up to $50,000 of the Company’s common stock through July 1, 2016. Under the authorization, the Company can repurchase shares in the open market, which may include the use of 10b5-1 trading plans, or through privately negotiated transactions. The timing and amount of repurchases, if any, depends upon several factors, including market and business conditions. Share repurchases may be suspended or discontinued at any time. The Company intends to fund repurchases from its cash and cash equivalents. During the year ended December 31, 2015, the Company repurchased 447,687 shares at an average price of $25.12 per share under this program. These shares were retired and accounted for as a reduction to stockholders’ equity in the Company’s consolidated balance sheet.

Stock-Based Awards

The Company’s 2011 Stock Incentive Plan, as amended and restated, (the “2011 Plan”) permits the Company to make grants of incentive stock options, non-statutory stock options, restricted stock, restricted stock units, stock appreciation rights and other stock-based awards with a maximum term of seven years. These awards may be granted to the Company’s employees, officers, directors, consultants, and advisors. Awards that were granted with a per share or per unit purchase price less than 100% of fair market value as of the date of grant (e.g., restricted stock and restricted stock unit awards) through April 1, 2014 counted towards the total number of shares reserved for issuance under the 2011 Plan on a two-for-one basis and those awarded after April 1, 2014 count towards the total number of shares reserved for issuance under the 2011 Plan on a 1.8-for-1 basis. As of December 31, 2015, 6,300,000 shares of common were reserved for issuance under the 2011 Plan and 1,386,056 shares were available for issuance. Additionally, per the terms of the 2011 Plan, shares of common stock previously reserved for issuance under the 2007 Stock Incentive Plan as well as shares reserved for outstanding awards under the 1999 Stock Option/Stock Issuance Plan for which the awards are cancelled, forfeited, repurchased or otherwise result in common stock not being issued will be added to the number of shares available for issuance under the 2011 Plan.

Stock Options

During the years ended December 31, 2015, 2014 and 2013, the Company granted 257,544, 925,700 and 875,975 stock options, respectively, to certain employees and directors. The vesting of most of these awards is time-based and the restrictions typically lapse over periods of three to four years.

Through December 31, 2015, stock options were granted with exercise prices equal to the fair value of the Company’s common stock on the date of grant. The Company bases fair value of common stock on the quoted market price.

The fair value of each stock option grant was estimated on the date of grant using the Black-Scholes option-pricing model. The Company estimates expected term based on historical exercise activity, giving consideration to the contractual term of the options and vesting schedules. Expected volatility was based on historical volatility of the Company. The risk-free interest rate was determined by reference to the United States Treasury bond yields at or near the time of grant for time periods similar to the expected term of the award. The relevant data used to determine the value of the stock option grants is as follows:

	Years ended December 31,
	2015	2014	2013
Weighted average risk-free interest rate	1.31%	1.38%	1.07%
Expected term (in years)	3.9	4.3	4.6
Weighted average expected volatility	50.13%	49.53%	51.14%
Expected dividends	0%	0%	0%

A summary of stock option activity is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (In Years)	Aggregate Intrinsic Value
Balance at December 31, 2014	4,627,009	$20.79	4.90	$73,638
Granted	257,544	32.70
Exercised	(953,302)	19.71
Forfeited	(279,057)	24.43

Balance at December 31, 2015	3,652,194	$21.63	4.06	$29,470

Vested and expected to vest at December 31, 2015	3,440,450	$21.33	3.96	$28,513
Exercisable at December 31, 2015	2,633,706	$20.46	3.60	$23,291

The aggregate intrinsic value was calculated based on the positive differences between the market value of the Company’s common stock on December 31, 2015 and 2014, of $29.24 and $36.70 per share, respectively, and the exercise prices of the options.

The weighted average grant date fair value of stock options granted was $12.94, $10.71 and $7.14 per share for the years ended December 31, 2015, 2014 and 2013, respectively.

The total intrinsic value of stock options exercised was $14,796, $12,394 and $6,168 for the years ended December 31, 2015, 2014 and 2013, respectively.

Restricted Stock Units

Upon vesting, the restricted stock units entitle the holder to one share of common stock for each restricted stock unit. All restricted stock units currently granted have been classified as equity instruments as their terms require settlement in shares.

During 2015, 2014 and 2013, the Company granted 440,059, 555,638 and 371,415 restricted stock units with a weighted average grant-date fair value of $35.53, $30.23 and $22.63, respectively. The aggregate intrinsic value of restricted stock units vested in 2015, 2014 and 2013 was $10,057, $7,596 and $3,774, respectively. Of the unvested restricted units outstanding as of December 31, 2015, 678,530 are subject to time-based vesting, 332,785 are subject to performance-based vesting and 137,096 are subject to market-based vesting conditions. As of December 31, 2015, the Company estimates that 831,400 shares of restricted stock units with an intrinsic value of $24,310 and a weighted average remaining contractual term of 1.29 years will ultimately vest. A description of restricted stock units and the valuation methodologies used to value them are described below.

Restricted stock units with time-based vesting conditions

Time-based vesting restrictions lapse over one to four years. Restricted stock units with time-based vesting conditions are valued on the grant date using the grant date market price of the underlying shares.

Restricted stock units with performance-based vesting conditions

In December 2012, the Company granted 152,302 restricted stock units that vest upon the achievement of at least two years of service and a targeted revenue run rate of $500,000 (the “2012 Revenue RSUs”). The 2012 Revenue RSUs will vest upon the achievement of both (i) a performance condition and (ii) a service condition. The performance condition will be satisfied if the Company achieves a specified quarterly revenue target over a specified measurement period. To satisfy the service condition, the employee must remain employed by the Company until the later of the applicable performance determination date and the second anniversary of the date of grant. The number of 2012 Revenue RSUs that will vest upon the achievement of the performance condition and the service condition will vary based on when the performance condition is satisfied, from a maximum of 100% of the number of target shares to a threshold of 25% of the number of target shares with no vesting, absent certain circumstances in a change of control of the Company, if the targeted threshold is not achieved. If the revenue targets are not achieved by March 31, 2017, the 2012 Revenue RSUs will expire unvested.

In December 2013 and 2014, the Company granted 102,803 and 108,140 restricted stock units, respectively, that vest upon the achievement of at least three years of service and a targeted compound annual growth rate in revenue over three years (the “2013 and 2014 Revenue RSUs”). The 2013 and 2014 Revenue RSUs will vest upon the achievement of both (i) a performance condition and (ii) a service condition. The performance condition will be satisfied if the Company achieves a specified compound annual growth rate in revenue over the specified measurement period. To satisfy the service condition, the employee must remain employed by the Company until the applicable performance determination date. The number of 2013 and 2014 Revenue RSUs that will vest upon the achievement of the performance condition and the service condition will vary based on the actual compound annual growth rate in revenue, from a maximum of 125% of the number of target shares to a threshold of 50% of the number of target shares with no vesting, absent certain circumstances in a change of control of the Company, if the targeted threshold is not achieved. If the targets are not achieved at the end of the measurement periods, the 2013 and 2014 Revenue RSUs will expire unvested.

Restricted stock units with performance-based vesting conditions are valued on the grant date using the grant date market price of the underlying shares. At December 31, 2015, 332,785 of the 2012 Revenue RSUs and 2013 and 2014 Revenue RSUs remain outstanding.

Restricted stock units with market-based vesting conditions

In December 2013 and 2014, the Company granted 95,188 and 52,498 restricted stock units, respectively, that vest upon achievement by the Company of a total shareholder return relative to a peer group target (the “TSR RSUs”) measured over a three-year period that commenced on their respective grant dates. The number of TSR RSUs that will vest upon achievement of the target will vary based on the level of achievement from a maximum of 125% of the target shares to a threshold of 50% of the target shares, with no vesting, absent certain circumstances in a change of control of the Company, if the threshold requirement is not achieved or the employee is no longer with the Company at the end of the three-year period. The TSR RSUs are valued using Monte Carlo simulation models. The number of units expected to vest, based on achievement of the TSR market condition, is factored into the grant date Monte Carlo valuations for the TSR RSUs. Compensation cost is recognized regardless of the eventual number of units that vest based on the market condition. Expected volatility was based on historical volatility of the publicly traded stock of the peer group of companies, inclusive of the Company over the last three years prior to the grant dates. The risk-free interest rate was determined by reference to the United States Treasury bond yields at or near the times of grant for the three years.

The relevant assumptions used in the Monte Carlo simulation models include (but are not limited to) the following:

	2014	2013
Monte Carlo assumptions
Risk-free interest rate	0.96%	0.58%
Volatility	26.28% – 54.50%	29.00% – 60.36%

Compensation cost is recognized on a straight-line basis over the requisite service period. At December 31, 2015, 137,096 of the TSR RSUs remain outstanding.

The table below summarizes activity relating to all restricted stock units:

	Number of Shares Underlying Restricted Units	Weighted Average Grant Date Fair Value
Unvested as of December 31, 2014	1,110,158	$24.79
Restricted units granted	440,059	34.48
Restricted units vested	(305,705)	21.16
Restricted units forfeited/cancelled	(96,101)	31.33

Unvested as of December 31, 2015	1,148,411	$29.23

Of the 305,705 restricted units that vested in 2015, 76,150 units were TSR RSU’s granted in 2012 that vested at 125% for a total of 95,185 shares of common stock based on the level of achievement of the total shareholder return relative to a peer group over a three-year period. The remaining restricted units that vested in 2015 were subject to time-based vesting conditions.

Stock Purchase Plan

Under the Company’s 2007 Employee Stock Purchase Plan, as amended (the “Purchase Plan”), six-month offering periods begin on January 1 and July 1 of each year during which employees may elect to purchase shares of the Company’s common stock according to the terms of the offering. Prior to July 1, 2013, the per share purchase price for each offering was equal to 85% of the closing market price of the Company’s common stock on the last day of the offering period. Starting with the offering period that began on July 1, 2013, the per share purchase price for offerings is equal to the lesser of 85% of the closing market price of the Company’s common stock on the first day or last day of the offering period. As of December 31, 2015, 220,735 shares of common stock are available for issuance to participating employees under the Purchase Plan.

Stock-Based Compensation

The Company recognized stock-based compensation expense on all awards in cost of revenue and operating expense categories as follows:

	Years Ended December 31,
	2015	2014	2013
Cost of revenue	$2,235	$2,072	$1,802
Research and development	3,775	3,320	3,359
Sales and marketing	4,937	4,866	3,741
General and administrative	7,093	6,392	5,829

	$18,040	$16,650	$14,731

The unrecognized compensation expense associated with outstanding stock options, restricted stock and restricted stock units at December 31, 2015 was $24,736, which is expected to be recognized over a weighted-average period of 2.46 years.

For the years ended December 31, 2015, 2014 and 2013, the Company recognized income tax benefits related to stock-based compensation expense of $7,314, $5,972 and $5,507, respectively, as a component in calculating its provision for income taxes.

The Company capitalized $266, $200 and $482 of stock-based compensation expense related to the development of internal-use software included in Property and equipment for the years ended December 31, 2015, 2014 and 2013, respectively.

6.	Income Taxes

The components of income tax expense consisted of the following:

	Years Ended December 31,
	2015	2014	2013
Current income tax expense (benefit)
Federal	$9,841	$475	$(76)
State	925	1,396	438

Total current income tax expense	10,766	1,871	362

Deferred income tax expense (benefit)
Federal	(891)	5,665	2,054
State	(1,877)	(1,734)	(1,160)

Total deferred income tax expense (benefit)	(2,768)	3,931	894

Total income tax expense	$7,998	$5,802	$1,256

A reconciliation of the Company’s effective tax rate to the statutory federal income tax rate is as follows:

	Years Ended December 31,
	2015	2014	2013
Statutory rate	35%	35%	35%
State taxes, net of federal benefit	3	3	5
Impact of permanent differences	2	3	3
Stock options	(2)	1	18
Tax credits	(11)	(14)	(49)
Provision to return adjustments	(1)	1	4
Transaction costs	3	—	—
Other	—	—	(1)

	29%	29%	15%

The Company had net deferred tax assets related to temporary differences and operating loss carry-forwards as follows:

	December 31,
	2015	2014
Deferred tax assets
Current:
Accrued expenses	$—	$1,784

Total current	—	1,784

Noncurrent:
Research and development credit carry-forwards	6,160	5,169
Stock options	10,575	8,677
Fixed assets	5,169	2,472
Accrued expenses	2,110	—

Total noncurrent	24,014	16,318

Total deferred tax assets	24,014	18,102

Deferred tax liabilities-non-current
Capitalized research and development	(13,754)	(10,439)
Intangible assets	(1,047)	(1,217)
Other	(3)	(3)

Total deferred tax liabilities — non-current	(14,804)	(11,659)

Net deferred tax assets	$9,210	$6,443

There were no changes to the valuation allowance for the years ended December 31, 2015, 2014 or 2013.

At December 31, 2015, the Company had state net operating loss carry-forwards of approximately $377, which, if unused, expire at varying dates through 2030, all of which relate to deductions for stock option compensation for which the associated tax benefit will be credited to additional paid-in capital when realized. This amount is tracked separately and not included in the Company’s deferred tax assets.

At December 31, 2015, the Company had federal and state research and development credit carry-forwards of $11,144 and $7,828, respectively, which, if unused, will expire at varying dates through 2035 for federal and state income tax purposes. Additionally, the Company has $1,761 of Massachusetts investment tax credits, of which $693 can be carried forward indefinitely while the remainder, which, if unused, will begin to expire in 2016.

The Protecting Americans from Tax Hikes Act of 2015 was enacted in December of 2015 which makes permanent the federal research and development credit retroactive to January 1, 2015. As a result of the change in tax law, the Company recorded a benefit of $1,656 in the fourth quarter of 2015, the quarter in which the law was enacted for expenses incurred during 2015.

The Tax Increase Prevention Act of 2014 was enacted in December of 2014 which reinstated the federal research and development credit retroactively to January 1, 2014. As a result of the change in tax law, the Company recorded a benefit of $1,855 in the fourth quarter of 2014, the quarter in which the law was enacted for expenses incurred during 2014.

The American Taxpayer Relief Act of 2012 (the “Act”) was enacted on January 2, 2013. The Act retroactively reinstated the federal research and development credit from January 1, 2012, through December 31, 2013. As a result of the change in the tax law, the Company recorded a benefit of $1,324 in the first quarter of 2013, the quarter in which the law was enacted, for certain expenses incurred in 2012.

The Company had not recorded any amounts for unrecognized tax benefits as of December 31, 2015 or 2014.

The Company’s policy is to record estimated interest and penalties related to the underpayment of income taxes as a component of its income tax provision. As of December 31, 2015 and 2014, the Company had no accrued interest or tax penalties recorded. The Company’s income tax return reporting periods since December 31, 2012 are open to income tax audit examination by the federal and state tax authorities. In addition, because the Company has net operating loss carry-forwards, the Internal Revenue Service is permitted to audit earlier years and propose adjustments up to the amount of net operating loss generated in those years.

7.	Accrued Expenses

	December 31,
	2015	2014
Payroll and payroll related	$5,107	$4,430
Licensed software and maintenance	1,197	1,197
Marketing programs	1,140	490
Other accrued expenses	6,709	6,113

	$14,153	$12,230

8.	401(k) Savings Plan

The Company has a defined contribution savings plan under Section 401(k) of the Code. This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. Company contributions to the plan may be made at the discretion of the Board of Directors. The Company elected to make matching contributions for the plan years ending December 31, 2015, 2014 and 2013 at a rate of 100% of each employee’s contribution up to a maximum matching contribution of 3% of the employee’s compensation and at a rate of 50% of each employee’s contribution in excess of 3% up to a maximum of 5% of the employee’s compensation.

The Company made matching contributions of an aggregate of $4,554, $3,714 and $2,937 for the years ended December 31, 2015, 2014 and 2013, respectively.

9.	Commitments and Contingencies

Office Leases

The Company has a lease for its headquarters space in Waltham, Massachusetts (the “Lease”) that is effective through September 2022 with one ten-year extension option. The Lease includes space the Company is currently occupying as well as space that will be made available at various points in time during the term.

The Company leases office space for a sales and support office in Colorado under a lease agreement effective through April 2019 with three three-year extension options. The Company also leases small amounts of general office space in Florida, New York, California and the United Kingdom under lease agreements that expire at various dates through 2018.

Lease incentives, payment escalations and rent holidays specified in the lease agreements are accrued or deferred as appropriate such that rent expense per square foot is recognized on a straight-line basis over the terms of occupancy.

At December 31, 2015 and 2014, the Company had both prepaid rent and accrued rent balances related to its office leases. The prepaid rent balance was $44 at December 31, 2015, of which $16 was included in prepaid expenses and other current assets and $28 was included in other assets. The accrued rent balance was $4,760 at December 31, 2015, of which $1,001 was included in accrued expenses and $3,759 was included in other long-term liabilities. The prepaid rent balance was $51 at December 31, 2014, of which $3 was included in prepaid expenses and other current assets and $48 was included in other assets. The accrued rent balance was $4,232 at December 31, 2014, of which $577 was included in accrued expenses and $3,655 was included in other long-term liabilities.

Total rent expense under office leases was $9,619, $9,407 and $8,149 for the years ended December 31, 2015, 2014 and 2013, respectively. Total rent expense for the year ended December 31, 2015 includes sublease income of $188. Total rent expense for the year ended December 31, 2014 includes a loss on sublease of $259 and sublease income of $47.

As of December 31, 2015, future minimum lease payments under noncancelable office leases are as follows:

2016	$9,912
2017	9,826
2018	9,406
2019	8,308
2020	8,000
Thereafter	13,999

59,451
Less: Sublease income	464

$58,987

Third-Party Hosting Agreements

The Company has agreements with two affiliated vendors to provide specialized space and equipment and related services from which the Company hosts its software applications.

Payment escalations and rent holidays specified in these agreements are accrued or deferred as appropriate such that rent expense per square foot is recognized on a straight-line basis over the terms of occupancy. At December 31, 2015 and 2014, the Company had both prepaid rent and accrued rent balances related to these agreements. At December 31, 2015, the Company had prepaid rent of $214, all of which was included in prepaid expenses and other current assets. The accrued rent balance was $134, of which $76 was included in accrued expense and other current liabilities and $58 was included in other long-term liabilities. At December 31, 2014, the Company had prepaid rent of $501, of which $295 was included in prepaid expenses and other current assets and $206 was included in other assets. The accrued rent balance was $172 of which $38 was included in accrued expense and other current liabilities and $134 was included in other long-term liabilities.

Total rent expense under hosting agreements was $4,383, $4,231 and $4,038 for the years ended December 31, 2015, 2014 and 2013, respectively.

The agreements include payment commitments that expire at various dates through mid-2017. As of December 31, 2015, future minimum payments under the agreements are as follows:

2016	$4,049
2017	775

Total	$4,824

Vendor Commitments

As of December 31, 2015, the Company had issued both cancellable and non-cancellable purchase orders to various vendors and entered into contractual commitments with various vendors totaling $15,672 related to marketing programs and other non-marketing goods and services to be delivered principally during 2016.

Letters of Credit and Restricted Cash

As of December 31, 2015 and 2014, the Company maintained a letter of credit totaling $1,300 for the benefit of the landlord of the Lease. The landlord can draw against the letter of credit in the event of default by the Company. The Company was required to maintain a cash balance of at least $1,300 as of and December 31, 2015 and 2014 to secure the letter of credit. These amounts were classified as restricted cash in the balance sheet at December 31, 2015 and 2014.

Indemnification Obligations

The Company enters into standard indemnification agreements with the Company’s partners and certain other third parties in the ordinary course of business. Pursuant to these agreements, the Company indemnifies and agrees to reimburse the indemnified party for losses incurred by the indemnified party in connection with certain intellectual property infringement and other claims by any third party with respect to the Company’s business and technology. Based on historical information and information known as of December 31, 2015, the Company does not expect it will incur any significant liabilities under these indemnification agreements.

Legal Matters

In September 2012, RPost Holdings, Inc., RPost Communications Limited and RMail Limited (collectively, “RPost”) filed a complaint in the United States District Court for the Eastern District of Texas that named the Company as a defendant in a lawsuit. The complaint alleged that certain elements of the Company’s email marketing technology infringe five patents held by RPost. RPost seeks an award for damages in an unspecified amount and injunctive relief. In February 2013, RPost amended its complaint to name five of the Company’s marketing partners as defendants. Under the Company’s contractual agreements with these marketing partners, the Company is obligated to indemnify them for claims related to patent infringement. The Company filed a motion to sever and stay the claims against its partners and multiple motions to dismiss the claims against the Company. In January 2014, the case was stayed pending the resolution of certain state court and bankruptcy court actions involving RPost, to which the Company is not a party. The stay was extended by agreement of the parties in December 2014. This litigation is in its very early stages. As a result, neither the ultimate outcome of this litigation nor an estimate of a probable loss or any reasonably possible losses can be assessed at this time. Nevertheless, the Company believes that it has meritorious defenses to any claim of infringement and intends to defend itself vigorously.

On August 7, 2015, a purported class action lawsuit, William McGee, Individually and on Behalf of All Others Similarly Situated v. Constant Contact, Inc., et al, was filed in the United States District Court for the District of Massachusetts naming the Company and two of its current officers as defendants. The lawsuit asserts claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and is premised on allegedly false and/or misleading statements, and non-disclosure of material facts, regarding the Company’s business, operations, prospects and performance during the proposed class period of October 23, 2014 to July 23, 2015. This litigation is in its very early stages. As a result, neither the ultimate outcome of this litigation nor an estimate of a probable loss or any reasonably possible losses can be assessed at this time. Nevertheless, the Company intends to vigorously defend all claims asserted, including by filing a motion to dismiss at the appropriate time.

On December 10, 2015, the Company received a subpoena from the Boston Regional Office of the Securities and Exchange Commission (the “SEC”) requiring the production of certain documents pertaining to the Company’s sales, marketing, and customer retention practices, and periodic public disclosure of financial and operating metrics. The Company is fully cooperating with the SEC’s investigation. The Company can make no assurances as to the time or resources that will need to be devoted to this investigation or its final outcome, or the impact, if any, of this investigation or any proceedings on the Company’s business, results of operations, cash flows or financial condition.

On December 11, 2015, a purported class action lawsuit, Irfan Chawdry, Individually and On Behalf of All Others Similarly Situated v. Gail Goodman, et al. was filed in the Court of Chancery of the State of Delaware (the “Court of Chancery”) naming the Company, each of the Company’s directors, Endurance International Group Holdings, Inc. (“Endurance”) and Paintbrush Acquisition Corporation (“Merger Sub”) as defendants (the “Chawdry Complaint”). On December 21, 2015, a purported class action lawsuit, David V. Myers, Individually and On Behalf of All Others Similarly Situated v. Gail Goodman, et al. was filed in the Court of Chancery naming the Company, each of the Company’s directors, Endurance and Merger Sub as defendants (the “Myers Complaint” and together with the Chawdry Complaint, the “Complaints”). The Complaints relate to the Agreement and Plan of Merger between the Company, Endurance and Merger Sub (see Footnote 10, Acquisition, below) that provides that, subject to the terms and conditions set forth therein, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Endurance (the “Acquisition”) and allege, among other things, the Company’s directors breached their fiduciary duties owed to the Company’s stockholders by agreeing to sell the Company to Endurance for purportedly inadequate consideration, engaging in a flawed sales process, omitting material information necessary for stockholders to make an informed vote, and agreeing to a number of purportedly preclusive deal protection devices. The Complaints seek, among other things, either to enjoin the Acquisition or to rescind the Acquisition should it be consummated, as well as an award of plaintiffs’ attorneys’ fees and costs in the action. On January 12, 2016, the Court of Chancery consolidated the Complaints into one action captioned In Re Constant Contact, Inc. Stockholders Litigation. The defendants have not yet answered or otherwise responded to either of these Complaints. The defendants believe the claims asserted in the Complaints are without merit and intend to vigorously defend against these lawsuits.

The Company is from time to time subject to various other legal proceedings and claims, either asserted or unasserted, which arise in the ordinary course of its business. While the outcome of these other claims cannot be predicted with certainty, management does not believe that the outcome of any of these other legal matters will have a material adverse effect on the Company’s results of operations, cash flows or financial condition.

10.	Acquisition

On October 30, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Endurance, and Merger Sub. The Merger Agreement provides, among other things and subject to the terms and conditions set forth therein, that Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Endurance. In the Merger, each share of the Company’s common stock outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) will be cancelled and automatically converted into the right to receive $32.00 in cash, without interest (the “Merger Consideration”), excluding any shares owned by the Company, Endurance or Merger Sub or any of their respective wholly owned subsidiaries (which will be cancelled) and any shares with respect to which appraisal rights have been properly exercised. The Merger Agreement was unanimously approved by the Company’s Board of Directors, acting upon the unanimous recommendation of a special committee composed of independent members of the Company’s Board of Directors. On January 21, 2016, the Company’s stockholders approved the adoption of the Merger Agreement. The Merger is subject to customary closing conditions. If the Merger Agreement is terminated under certain specified circumstances, including in connection with the Company’s entry into a definitive agreement for a Superior Proposal (as defined and permitted under the Merger Agreement), the Company must pay Endurance a termination fee of $36,000. No assurance can be given that the Merger will be completed.

11.	Quarterly Information (Unaudited)

	Three Months Ended
	Dec. 31, 2015	Sept. 30, 2015	June 30, 2015	March 31, 2015	Dec. 31, 2014	Sept. 30, 2014	June 30, 2014	March 31, 2014
Statements of Operations Data:
Revenue	$93,606	$91,859	$91,531	$90,417	$88,054	$83,494	$81,256	$78,874
Gross profit	68,592	67,259	67,069	65,986	64,041	60,271	59,156	57,147
Income from operations	6,933	9,657	6,048	4,300	7,558	8,083	3,007	1,153
Net income	5,418	6,396	3,826	3,550	6,248	5,198	2,021	848
Basic net income per share	$0.17	$0.20	$0.12	$0.11	$0.20	$0.16	$0.06	$0.03
Diluted net income per share	$0.16	$0.19	$0.11	$0.11	$0.19	$0.16	$0.06	$0.03

12.	Subsequent Events

The Company has performed an evaluation of subsequent events through February 9, 2016, which is the date these financial statements were issued.